EXHIBIT 10.2

GENERAL INDENTURE OF CONVEYANCE,
ASSIGNMENT AND TRANSFER

THIS INDENTURE dated as of the 18th day of March, 2014

BETWEEN:

ANDORA ENERGY CORPORATION ("Assignor")

– and –

NORTHERN ALBERTA OIL LTD. ("Assignee")

WHEREAS the Assignor holds a beneficial 3.0% overriding royalty pursuant to a Royalty Agreement (hereinafter referred to as the "Royalty Agreement") dated December 12, 2003, originally between Mikwec Energy Canada Ltd. and Nearshore Petroleum Corporation, the particulars of which are set out in the Royalty Agreement and Recognition of Trust Agreement also dated December 12, 2003; and

WHEREAS pursuant to a Royalty Sale Agreement made the 18th day of March, 2014 the Assignor agreed to sell the Assignee all of the rights of the Assignor in the Royalty Agreement and Recognition of Trust Agreement; and

WHEREAS the Assignor is desirous of assigning to the Assignee and the Assignee is desirous of accepting from the Assignor all of the right, title and interest of the Assignor in the overriding royalty described in the Royalty Agreement (hereinafter referred to as the "Royalty").

THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the promises set out in the Acquisition of Royalty Agreement, the parties hereto agree as follows:

1.
The Assignor hereby sells, assigns, transfers, conveys and sets over unto the Assignee and the Assignee hereby purchases and accepts directly from the Assignor all of the right, title, estate and interest of the Assignor in and to the Royalty Agreement and the Royalty, to have and to hold the same together with all benefit and advantage to be derived therefrom forever.

2.	All benefits of every kind or nature whatsoever accruing, payable or paid shall be apportioned between the parties as of the date hereof.

3.
The Assignor shall, from time to time, after the date of this Assignment at the request and cost of the Assignee execute and deliver all such other and additional documents and    shall do all such other and additional acts and things that may be reasonably required to assign the Royalty Agreement and the Royalty to the Assignee.

4.
The Assignor, by its execution hereof, does hereby indemnify and save harmless the Assignee of, from and against all claims, costs, damages, obligations or commitments of whatsoever nature which have accrued under the said Royalty Agreement and Royalty prior to the effective date.

5.
The Assignee, by its execution hereof, does hereby indemnify and save harmless the Assignor of, from and against all claims, costs, damages, obligations or commitments of whatsoever nature which have accrued under the said Royalty Agreement and Royalty  after March 18, 2014.

6.
The Assignor and the Assignee agree that nothing in this General Indenture of Conveyance, Assignment and Transfer shall prejudice the right of either party hereto to contest the validity of the Royalty Agreement as against a third party, but such right shall not alter the terms of the Royalty Sale Agreement and, in particular, Clause 8.2 thereof.

7.	This Assignment shall enure to the benefit of and be binding upon the Assignor and the Assignee, their successors and assigns.

IN WITNESS WHEREOF the parties have hereunto affixed their hands and seals and their corporate seal, attested by the hands of the proper authorized officers, as of the date and year first above written.

ANDORA ENERGY CORPORATION		NORTHERN ALBERTA OIL LTD.

Per:	/s/ William Ostlund	Per:	/s/ Curtis Sparrow